AMENDMENT NO. 1
                                TO THE
                  ADVO 401(K) SAVINGS PLAN AND TRUST


        WHEREAS, ADVO, Inc. (the "Company"), approved and adopted the ADVO-System Inc. Advantage 1 Savings Plan as renamed effective October 1, 1992, the ADVO 401(k) Savings Plan (the "Plan") and Trust Agreement (the "Trust") which were originally effective January 1, 1988 and most recently restated effective October 1, 1992;

        WHEREAS, Section 19.1 of the Plan and Trust provides that the Company reserves the right to amend the Plan and Trust;

        NOW THEREFORE RESOLVED, that Sections 1, 13 and 14 are amended effective October 1, 1992, Section 13 is amended effective January 1, 1995 and
Section 11 is amended effective as of the execution date of this Amendment as follows:

Effective October 1, 1992:

1.      Section 1 is amended to restate the first full paragraph of Subsection
        1.20 in its entirety as follows:

        1.20   "Hour of Service".

         The crediting of hours for which no duties are performed shall be in accordance with Department of Labor regulation sections 2530.200b-2(b) and (c). Actual hours shall be used whenever an accurate record of hours are maintained for an Employee. Otherwise, an equivalent number of hours shall be credited for each payroll period in which the Employee would be credited with at least 1 hour. An Employee will be credited with the payroll period equivalency that corresponds to the frequency with which he or she is paid as follows; an Employee paid on a weekly basis shall be credited with 45 hours weekly, an Employee paid on a biweekly basis shall be credited with 90 hours biweekly, an Employee paid on a semimonthly basis shall be credited with 95 hours semimonthly and an Employee paid on a monthly basis shall be credited with 190 hours monthly.

2. Section 13 is amended to restate Subsections 13.6 and 13.7 each in its entirety as follows:

        13.6   "Defined Benefit Fraction" Defined

         The fraction, for any Plan Year, where the numerator is the "projected annual benefit" and the denominator is the greater of 125% of the "protected current accrued benefit" or the normal limit which is the lesser of (1) 125% of the maximum dollar limitation provided under Code section 415(b)(1)(A) for the Plan Year or (2) 140% of the amount which may be taken into account under Code section 415(b)(1)(B) for the Plan Year, where a
         Participant's:


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 ADVO                                              AMENDMENT NO. 1
 401(K) SAVINGS PLAN AND TRUST

         (a) "projected annual benefit" is the sum of the annual retirement benefits (adjusted to an actuarially equivalent straight life annuity if such benefit is expressed in a form other than a straight life or qualified joint and survivor annuity) to which the Participant would be entitled under the terms of all defined benefit plans of all Related Companies, as calculated assuming that (1) the Participant will continue in employment until normal retirement age under such plans (or his or her current age, if later) and (2) the Participant's Taxable Income for the current Plan Year and all other relevant factors used to determine benefits under such plans will remain constant for all future Plan Years.

         (b) "projected current accrued benefit" is the projected annual benefit, as calculated assuming that such plans provided the Participant the maximum annual retirement benefits permitted under Code section 415(b); provided, however, that:

                 (1) if the Participant was a participant as of the first Plan Year beginning after December 31, 1986 in one or more defined benefit plans maintained by any Related Company which were in existence on May 6, 1986, the denominator of the Defined Benefit Fraction will not be less than 125% of the sum of the annual benefits under such plans which the Participant had accrued as of the close of the last Plan Year beginning before January 1, 1987, disregarding any changes in the terms and conditions of such plans after May 5, 1986; and

                 (2) if the Participant was a participant as of the first day of the first Plan Year beginning after December 31, 1982 in one or more defined benefit plans maintained by any Related Company which were in existence on July 1, 1982, the denominator of the Defined Benefit Fraction will not be less than the sum of the annual benefits under such plans which the Participant had accrued as of the close of the last Plan Year beginning before January 1, 1983, disregarding any changes in the terms and conditions of such plans after June 30, 1982.

        13.7   "Defined Contribution Fraction" Defined

         The fraction where the numerator is the sum of the Participant's Annual Addition for each Plan Year to date and the denominator is the sum of the "annual amounts" for each year in which the Participant has performed service with a Related Company. The "annual amount" for any Plan Year is the lesser of (1) 125% of the Code section 415(c)(1)(A) dollar limitation (determined without regard to subsection (c)(6)) in effect for the Plan Year and (2) 140% of the Code section 415(c)(1)(B) amount in effect for the Plan Year, where:


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 ADVO                                              AMENDMENT NO. 1
 401(K) SAVINGS PLAN AND TRUST

         (a)     each Annual Addition is determined pursuant to the Code
                 section 415(c) rules in effect for such Plan Year;

         (b) if the Participant was a participant as of the first day of the first Plan Year beginning after December 31, 1986, in one or more defined contribution plans maintained by any Related Company which were in existence on May 6, 1986, the numerator of the Defined Contribution Fraction will be adjusted if the sum of such fraction and the Defined Benefit Fraction would otherwise exceed 1.0. Under the adjustment, an amount equal to the product of (1) the excess of the sum of the two Fractions over 1.0, times (2) the denominator of the Defined Contribution Fraction, will be permanently subtracted from the numerator of the Defined Contribution Fraction. The adjustment is calculated using such fractions as they would be computed as of the end of the last Plan Year beginning before January 1, 1987 and disregarding any changes in the terms and conditions of such plans after May 5, 1986, but using the Code section 415(c) limitation applicable to the first Plan Year beginning on or after January 1, 1987; provided, however, that the Annual Additions for any Plan Year beginning before January 1, 1987 shall not be recomputed to treat all voluntary contributions as Annual Additions; and

         (c) if the Participant was a participant as of the first day of the first Plan Year beginning after December 31, 1982, in one or more defined contribution plans maintained by any Related Company which were in existence on July 1, 1982, the numerator of the Defined Contribution Fraction will be adjusted if the sum of such fraction and the Defined Benefit Fraction would otherwise exceed 1.0. Under the adjustment, an amount equal to the product of (1) the excess of the sum of the two Fractions over 1.0, times (2) the denominator of the Defined Contribution Fraction, will be permanently subtracted from the numerator of the Defined Contribution Fraction. The adjustment is calculated using such fractions as they would be computed as of the end of the last Plan Year beginning before January 1, 1983 and disregarding any changes in the terms and conditions of such plans after June 30, 1982, but using the Code section 415(c) limitation applicable to the first Plan Year beginning on or after January 1, 1983.

3. Section 14 is amended to restate Subsections 14.1(b), 14.2(a) and (b) each in its entirety as follows:

        14.1   Top Heavy Definitions

         When capitalized, the following words and phrases have the following meanings when used in this Section:

         (b) "Determination Date". The last day of the preceding Plan Year, or with regard to the Plan's initial Plan Year, the last day of that Plan Year.


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 ADVO                                              AMENDMENT NO. 1
 401(K) SAVINGS PLAN AND TRUST

        14.2   Special Contributions

         (a) Minimum Contribution Requirement. For each Plan Year in which the Plan is Top Heavy, the Employer shall not allow any contributions (other than a Rollover Contribution) to be made by or on behalf of any Key Employee unless the Employer makes a contribution (other than Associate Pre-Tax and ADVO Matching Contributions) on behalf of all Participants who were Eligible Employees as of the last day of the Plan Year in an amount equal to at least 3% of each such Participant's Taxable Income.

         (b) Overriding Minimum Benefit. Notwithstanding, contributions shall be permitted on behalf of Key Employees if the Employer also maintains a defined benefit plan which automatically provides a benefit which satisfies the Code section 416(c)(1) minimum benefit requirements, as modified by substituting "3 percent" for "2 percent" and by increasing (but not by more than 10 percentage points) 20 percent by 1 percentage point for each year for which such plan was taken into account, if applicable. If this Plan is part of an aggregation group in which a Key Employee is receiving a benefit and no minimum is provided in any other plan, a minimum contribution of at least 3% of Taxable Income shall be provided to the Employees specified in the preceding paragraph of this plan. In addition, the Employer may offset a defined benefit minimum by contributions (other than Pre-Tax and ADVO Matching Contributions) made to this Plan.

Effective January 1, 1995:

1. Section 13 is amended to restate Subsection 13.2 in its entirety as follows:

        13.2   Maximum Annual Addition

         The Annual Addition to a Participant's accounts under this Plan and any other defined contribution plan maintained by any Related Company for any Plan Year shall not exceed the lesser of
         (1) 25% of his or her Taxable Income or (2) $30,000 (as adjusted for the cost of living pursuant to Code section 415(d)).

Effective The Execution Date Of This Amendment:

1. Section 11 is amended to restate Subsection 11.3 in its entirety as follows:

        11.3   Distribution of Small Amounts

         If, after a Participant's employment with all Related Companies ends, the Participant's vested Account balance is $3,500 or less, and if at the time of any prior withdrawal or distribution the Participant's vested Account balance did not exceed $3,500, the Participant's benefit shall be paid as a single lump sum as soon as administratively feasible in accordance with procedures prescribed by the Administrator.



Date:                    ,19     ADVO, INC.

                                 By:

                                 Title:



The provisions of the above amendment which relate to the Trustee are hereby approved and executed.

Date:                   ,19      WELLS FARGO BANK, NATIONAL ASSOCIATION

                                 By:

                                     Title:

Date:                   ,19     WELLS FARGO BANK, NATIONAL ASSOCIATION


                                 By:
                                     Title: